Exhibit 99

CACI Reports Results for Its Fiscal 2014 Fourth Quarter and Full Year

Revenue of $905.7 million in the quarter

Net income of $36.5 million in the quarter

Diluted earnings per share of $1.49 in the quarter

Contract awards increased 24 percent in the quarter

Reiterates FY15 guidance

ARLINGTON, Va.--(BUSINESS WIRE)--August 20, 2014--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its fourth fiscal quarter ended June 30, 2014.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO said, “We concluded a solid Fiscal Year 2014 in a challenging market. We generated strong cash flow, and contract awards and contract funding orders were significantly higher for both the quarter and full year. As threats around the world persist and become more sophisticated, the innovative, affordable solutions and services CACI offers will become even more important to our customers. The integration of Six3 Systems has strengthened our capability to support our customers in countering global threats and our position in market areas such as C4ISR, Cyber, and Intelligence. Going forward, we are confident that our disciplined approach to business development, our commitment to operational excellence, and deployment of capital for acquisitions will continue to position CACI for solid long-term performance and increase shareholder value.”

Fourth Quarter Results

(in millions except per-share data)	Q4, FY14	Q4, FY13	% Change
Revenue	$905.7	$912.9	-0.8%
Operating income	$69.2	$67.9	2.0%
Net income attributable to CACI	$36.5	$37.9	-3.7%
Diluted earnings per share	$1.49	$1.56	-4.5%

Revenue for the fourth quarter of Fiscal Year 2014 (FY14) decreased 0.8 percent compared to the fourth fiscal quarter of Fiscal Year 2013 (FY13), primarily as a result of fewer Afghanistan-related material purchases and subcontract labor, lower run rates on professional services contracts, and delays in planned contract awards. The increase in operating income in the quarter was due primarily to higher gross profit offsetting a full quarter of amortization of intangibles associated with the Six3 Systems (Six3) acquisition. Interest expense increased in the quarter as a result of interest incurred on the additional debt associated with the acquisition of Six3. Diluted earnings per share were impacted by the dilutive effect of our convertible notes which matured on May 1, 2014. Net cash provided by operations in the quarter was $52.3 million.

During our fourth quarter Six3 generated $114.7 million of revenue and $5.8 million of net income. Revenue was lower than expected due to lower professional services revenue and fewer material purchases in the quarter. Six3’s net income includes $5.0 million of pre-tax acquisition-related intangible amortization and $1.7 million of pre-tax retention bonus related expenses. We are on track to meet our calendar year 2014 accretion goals for the acquisition of Six3 of at least 5 percent accretive to our GAAP earnings per share and at least 10 percent accretive to diluted adjusted earnings per share, excluding transaction expenses.

Additional Financial Metrics

	Q4, FY14	Q4, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$87.5	$81.9	6.9%
Diluted adjusted earnings per share, a non-GAAP measure	$2.05	$2.06	-0.4%
Days sales outstanding	59	58

Contract Awards and Contract Funding

Our contract awards were $698 million in the fourth quarter of FY14, 24.4 percent higher than $561 million of contract awards in the fourth quarter of FY13. For all of FY14, contract awards were $3.95 billion, 14.7 percent higher than the $3.44 billion of awards received in FY13.

IDIQ awards during the quarter included:

  A five-year, $408 million blanket purchase agreement to provide training support for the Department of Defense’s Joint Improvised Explosive Device Defeat Organization (JIEDDO). This new award continues our long-standing work with JIEDDO and further distinguishes us as a premier provider of solutions and services in the asymmetric warfare space.
  Two three-year contracts with the U.S. Navy’s Bureau of Naval Personnel (BUPERS): a $31 million award to provide business processing reengineering and related support; and a $22 million award to provide personnel and pay business process transition services. We have been doing work as a subcontractor for BUPERS since 2008, and these two prime contract awards increase our presence in the Business Systems Solutions market area.

Contract funding orders in the fourth quarter were $906.8 million, 25.7 percent higher than the year earlier quarter. For all of FY14, contract funding orders were $3.6 billion, 5.7 percent higher than the $3.4 billion reported for FY13. Our total backlog at June 30, 2014 was $7.1 billion. Funded backlog at June 30, 2014 was $1.6 billion. As part of our integration of Six3 into CACI’s operations, we will begin including their contribution to backlog effective July 1, 2014.

Fourth Quarter Highlights and Recognition

  Our Digital Forensics Laboratory, a full-service computer and audio forensics facility, has been accredited by the American Society of Crime Laboratory Directors/Laboratory Accreditation Board. This accreditation demonstrates that CACI’s lab, part of the company’s capabilities in Investigation & Litigation Support, meets or exceeds established testing and calibration requirements and industry digital forensic standards. In addition to assuring our customers that they are receiving the highest caliber services, the accreditation strengthens our position in the Cyber and Investigation & Litigation Support markets.
  CACI’s Executive Chairman and Chairman of the Board, Dr. J.P. (Jack) London, received two major honors during the quarter. The Marine Corps Scholarship Foundation gave him the “Semper Fidelis” award, which is presented annually to individuals whose service to our nation exemplifies the Marine Corps motto to remain “Always Faithful.” Dr. London also received the Corporate Leadership Award from TechAmerica Foundation, recognizing his leadership and outstanding contributions to the technology sector.
  Our recruiting team continued to gain recognition for their veterans hiring program. Military Times and Forbes magazine both listed CACI in their top ten best employers for veterans in 2014, again demonstrating our commitment to recruiting and hiring veterans.
  Continuing CACI’s role as a top thought leader in national security, we announced our eighth symposium in the Asymmetric Threat symposia series, Cyber, Electronic Warfare, and Critical Infrastructure Strategies for National Security, to be held on October 1, 2014. The symposium is co-sponsored by CACI, the Association of Old Crows and the Center for Security Policy.

Twelve Months Results

(in millions except per-share data)	Twelve Months, FY14	Twelve Months, FY13	% Change
Revenue	$3,564.6	$3,682.0	-3.2%
Operating income	$257.4	$270.8	-5.0%
Net income attributable to CACI	$135.3	$151.7	-10.8%
Diluted earnings per share	$5.38	$6.35	-15.3%

Revenue decreased 3.2 percent compared to revenue for FY13 due to a reduction in Afghanistan-related material purchases and subcontract labor, delays in planned awards, lower run rates on professional services contracts, and the government shutdown in October. The decrease in operating income in FY14 was due primarily to one-time acquisition-related expenses and the amortization of intangibles for Six3. Diluted earnings per share were impacted by the dilutive effect of our convertible notes which matured on May 1, 2014. Net cash provided by operations in FY14 was $198.6 million.

During FY14 Six3 generated $268.4 million of revenue and $8.9 million of net income. Six3’s net income includes $12.9 million of pre-tax acquisition-related intangible amortization and $4.2 million of pre-tax retention bonus related expenses.

Additional Financial Metrics

	Twelve Months, FY14	Twelve Months, FY13	% Change
Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$323.6	$326.6	-0.9%
Diluted adjusted earnings per share, a non-GAAP measure	$7.58	$8.33	-9.0%

CACI Reiterates Its FY15 Guidance

We are reiterating the FY15 guidance we issued on June 25, 2014. The table below summarizes our FY15 guidance ranges and represents our views as of August 20, 2014:

(In millions except for tax rate and earnings per share)	FY 2015 Guidance
Revenue	$3,300 - $3,600
Net income attributable to CACI	$125 - $135
Effective corporate tax rate	38.5%
Diluted earnings per share	$5.10 - $5.51
Diluted weighted average shares	24.5

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 21, 2014 during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 70753158. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 21, 2014 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune magazine World’s Most Admired Company in the IT Services industry, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P SmallCap 600 Index. CACI provides dynamic careers for over 15,300 employees in 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: actual revenue and earnings realized by Six3 Systems, and the performance of the Six3 Systems business; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011 and the Bipartisan Budget Act of 2013; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Revenue	$905,718	$912,931	-0.8%	$3,564,562	$3,681,990	-3.2%
Costs of revenue
Direct costs	612,646	627,195	-2.3%	2,426,520	2,535,606	-4.3%
Indirect costs and selling expenses	205,754	204,090	0.8%	815,458	821,465	-0.7%
Depreciation and amortization	18,083	13,744	31.6%	65,181	54,078	20.5%
Total costs of revenue	836,483	845,029	-1.0%	3,307,159	3,411,149	-3.0%
Operating income	69,235	67,902	2.0%	257,403	270,841	-5.0%
Interest expense and other, net	9,834	6,510	51.1%	38,158	25,818	47.8%
Income before income taxes	59,401	61,392	-3.2%	219,245	245,023	-10.5%
Income taxes	22,793	23,173	-1.6%	83,326	92,347	-9.8%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	36,608	38,219	-4.2%	135,919	152,676	-11.0%
Noncontrolling interest in earnings of joint venture	(74)	(281)	-73.7%	(603)	(987)	-38.9%

Net income attributable to CACI	$36,534	$37,938	-3.7%	$135,316	$151,689	-10.8%

Basic earnings per share	$1.55	$1.64	-5.2%	$5.78	$6.59	-12.4%
Diluted earnings per share	$1.49	$1.56	-4.5%	$5.38	$6.35	-15.3%

Weighted average shares used in per share computations:
Basic	23,498	23,136		23,429	23,010
Diluted	24,517	24,318		25,155	23,885

Statement of Operations Data (Unaudited)

	Quarter Ended			Twelve Months Ended
	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Operating income margin	7.6%	7.4%		7.2%	7.4%
Tax rate	38.4%	37.9%		38.1%	37.8%
Net income margin	4.0%	4.2%		3.8%	4.1%

EBITDA**	$87,482	$81,856	6.9%	$323,622	$326,567	-0.9%
EBITDA Margin	9.7%	9.0%		9.1%	8.9%

Adjusted net income**	$50,312	$50,088	0.4%	$190,640	$198,968	-4.2%
Diluted adjusted earnings per share	$2.05	$2.06	-0.4%	$7.58	$8.33	-9.0%

** See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Adjusted Net Income on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2014	6/30/2013
ASSETS:
Current assets
Cash and cash equivalents	$64,461	$64,337
Accounts receivable, net	615,580	614,616
Prepaid expenses and other current assets	55,808	44,828
Total current assets	735,849	723,781

Goodwill and intangible assets, net	2,418,979	1,581,153
Property and equipment, net	68,485	65,510
Other long-term assets	135,825	126,627
Total assets	$3,359,138	$2,497,071

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$41,563	$295,517
Accounts payable	55,811	133,073
Accrued compensation and benefits	183,361	166,538
Other accrued expenses and current liabilities	141,852	147,366
Total current liabilities	422,587	742,494

Long-term debt, net of current portion	1,238,728	300,790
Other long-term liabilities	338,657	246,215
Total liabilities	1,999,972	1,289,499

Shareholders' equity	1,359,166	1,207,572
Total liabilities and shareholders' equity	$3,359,138	$2,497,071

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2014	6/30/2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$135,919	$152,676
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	65,181	54,078
Non-cash interest expense	11,421	12,868
Amortization of deferred financing costs	2,940	2,073
Loss on extinguishment of debt	4,116	-
Stock-based compensation expense	11,557	8,832
Provision for deferred income taxes	15,559	31,102
Distribution of earnings from unconsolidated joint ventures	2,169	5,627
Equity in earnings of unconsolidated joint ventures	(1,656)	(2,620)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	91,010	32,265
Prepaid expenses and other current assets	(6,835)	(11,739)
Accounts payable and accrued expenses	(121,148)	(8,611)
Accrued compensation and benefits	(20,416)	(23,744)
Income taxes receivable and payable	6,710	(17,188)
Other liabilities	2,116	13,712
Net cash provided by operating activities	198,643	249,331

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(15,279)	(15,439)
Purchases of businesses, net of cash acquired	(839,050)	(107,021)
Investment in unconsolidated joint venture	3,550	(838)
Other	(876)	(4,119)
Net cash used in investing activities	(851,655)	(127,417)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds under credit facilities	660,850	46,888
Payment of contingent consideration	(3,294)	(3,187)
Proceeds from employee stock purchase plans	3,527	4,505
Proceeds from exercise of stock options	-	13,050
Repurchase of common stock	(3,653)	(127,529)
Payment of taxes for equity transactions	(9,764)	(7,605)
Other	3,836	853
Net cash provided by (used in) financing activities	651,502	(73,025)
Effect of exchange rate changes on cash and cash equivalents	1,634	(292)
Net increase in cash and cash equivalents	124	48,597
Cash and cash equivalents, beginning of period	64,337	15,740
Cash and cash equivalents, end of period	$64,461	$64,337

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Department of Defense	$653,665	72.2%	$658,443	72.1%	$(4,778)	-0.7%
Federal Civilian Agencies	199,777	22.0%	204,436	22.4%	(4,659)	-2.3%
Commercial and other	52,276	5.8%	50,052	5.5%	2,224	4.4%
Total	$905,718	100.0%	$912,931	100.0%	$(7,213)	-0.8%

	Twelve Months Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Department of Defense	$2,578,024	72.3%	$2,735,102	74.3%	$(157,078)	-5.7%
Federal Civilian Agencies	771,662	21.7%	741,053	20.1%	30,609	4.1%
Commercial and other	214,876	6.0%	205,835	5.6%	9,041	4.4%
Total	$3,564,562	100.0%	$3,681,990	100.0%	$(117,428)	-3.2%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Cost reimbursable	$440,867	48.7%	$456,398	50.0%	$(15,531)	-3.4%
Fixed price	275,570	30.4%	260,055	28.5%	15,515	6.0%
Time and materials	189,281	20.9%	196,478	21.5%	(7,197)	-3.7%
Total	$905,718	100.0%	$912,931	100.0%	$(7,213)	-0.8%

	Twelve Months Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Cost reimbursable	$1,744,959	49.0%	$1,783,430	48.4%	$(38,471)	-2.2%
Fixed price	1,095,449	30.7%	1,034,016	28.1%	61,433	5.9%
Time and materials	724,154	20.3%	864,544	23.5%	(140,390)	-16.2%
Total	$3,564,562	100.0%	$3,681,990	100.0%	$(117,428)	-3.2%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Prime	$809,376	89.4%	$811,009	88.8%	$(1,633)	-0.2%
Subcontractor	96,342	10.6%	101,922	11.2%	(5,580)	-5.5%
Total	$905,718	100.0%	$912,931	100.0%	$(7,213)	-0.8%

	Twelve Months Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Prime	$3,191,939	89.5%	$3,237,091	87.9%	$(45,152)	-1.4%
Subcontractor	372,623	10.5%	444,899	12.1%	(72,276)	-16.2%
Total	$3,564,562	100.0%	$3,681,990	100.0%	$(117,428)	-3.2%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2014	6/30/2013	$ Change	% Change
Contract Funding Orders	$906,836	$721,580	$185,256	25.7%
	Twelve Months Ended
(dollars in thousands)	6/30/2014	6/30/2013	$ Change	% Change
Contract Funding Orders	$3,610,314	$3,415,626	$194,688	5.7%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Direct labor	$263,959	43.1%	$262,648	41.9%	$1,311	0.5%
Other direct costs	348,687	56.9%	364,547	58.1%	(15,860)	-4.4%
Total direct costs	$612,646	100.0%	$627,195	100.0%	$(14,549)	-2.3%

	Twelve Months Ended
(dollars in thousands)	6/30/2014		6/30/2013		$ Change	% Change
Direct labor	$1,028,045	42.4%	$1,029,010	40.6%	$(965)	-0.1%
Other direct costs	1,398,475	57.6%	1,506,596	59.4%	(108,121)	-7.2%
Total direct costs	$2,426,520	100.0%	$2,535,606	100.0%	$(109,086)	-4.3%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization. EBITDA margin is EBITDA divided by revenue. Adjusted Net Income is defined by us as GAAP net income plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, net of related tax effects. Diluted Adjusted Earnings Per Share is Adjusted Net Income divided by diluted weighted-average shares, as reported. EBITDA and Adjusted Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Net income, as reported	$36,534	$37,938	-3.7%	$135,316	$151,689	-10.8%
Plus:
Income taxes	22,793	23,173	-1.6%	83,326	92,347	-9.8%
Interest income and expense, net	10,072	7,001	43.9%	39,799	28,453	39.9%
Depreciation and amortization	18,083	13,744	31.6%	65,181	54,078	20.5%
EBITDA	$87,482	$81,856	6.9%	$323,622	$326,567	-0.9%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Revenue, as reported	$905,718	$912,931	-0.8%	$3,564,562	$3,681,990	-3.2%
EBITDA	$87,482	$81,856	6.9%	$323,622	$326,567	-0.9%
EBITDA margin	9.7%	9.0%		9.1%	8.9%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Net income, as reported	$36,534	$37,938	-3.7%	$135,316	$151,689	-10.8%
Plus:
Stock-based compensation	2,667	2,438	9.4%	11,557	8,832	30.9%
Depreciation and amortization	18,083	13,744	31.6%	65,181	54,078	20.5%
Amortization of financing costs	762	530	43.8%	2,940	2,073	41.8%
Non-cash interest expense	1,176	3,295	-64.3%	11,421	12,868	-11.2%
Less:
Related tax effect	(8,910)	(7,857)	13.4%	(35,775)	(30,572)	17.0%
Adjusted net income	$50,312	$50,088	0.4%	$190,640	$198,968	-4.2%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2014	6/30/2013	% Change	6/30/2014	6/30/2013	% Change
Diluted weighted average shares,
as reported	24,517	24,318		25,155	23,885
Diluted earnings per share, as reported	$1.49	$1.56	-4.5%	$5.38	$6.35	-15.3%
Diluted adjusted earnings per share	$2.05	$2.06	-0.5%	$7.58	$8.33	-9.0%

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown
Executive Vice President, Public Relations
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics
Senior Vice President, Investor Relations
866-606-3471
ddragics@caci.com